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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                 FILED PURSUANT TO RULES 13d-1(b)(c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                             (AMENDMENT NO. ______)*

                                  Litronic Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
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                         (Title of Class of Securities)

                                   537004 10 3
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                                 (CUSIP Number)

                                  June 9, 1999
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             (Date of Event Which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)


---------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

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CUSIP NO.  537004 10 3              SCHEDULE 13G                     Page 2 of 5
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1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Kris and Geraldine Shah Family Trust
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [ ]
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3    SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
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                                        5   SOLE VOTING POWER

                                               2,349,877
                                        ----------------------------------------
              NUMBER OF                 6  SHARED VOTING POWER
               SHARES
            BENEFICIALLY                       0
               OWNED BY                 ----------------------------------------
                EACH                    7  SOLE DISPOSITIVE POWER
              REPORTING
                PERSON                         2,349,877
                 WITH                   ----------------------------------------
                                        8  SHARED DISPOSITIVE POWER

                                               0
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,349,877
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          38.9%(1)
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12   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------

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(1)  Calculated based on 6,040,631 shares outstanding as of June 9, 1999.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.  537004 10 3              SCHEDULE 13G                     Page 3 of 5
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ITEM 1.

     (a) NAME OF ISSUER:

         Litronic Inc.

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         17861 Cartwright Road, Irvine, California 92614

ITEM 2.

     (a) NAME OF PERSON FILING:

         Kris and Geraldine Shah Family Trust

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         17861 Cartwright Road, Irvine, California 92614

     (c) CITIZENSHIP:

         United States

     (d) TITLE OF CLASS OF SECURITIES:

         Common Stock, $.01 par value per share

     (e) CUSIP NUMBER:

         537004 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

        Not applicable.

ITEM 4. OWNERSHIP.

     (a)  Amount beneficially owned: 2,349,877.

     (b) Percent of class: 38.9% based on 6,040,631 shares outstanding as of June 9, 1999.

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 2,349,877.

          (ii)  Shared power to vote or to direct the vote: 0.

          (iii) Sole power to dispose or to direct the disposition of:
                2,349,877.

          (iv)  Shared power to dispose or to direct the disposition of: 0.

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CUSIP NO.  537004 10 3              SCHEDULE 13G                     Page 4 of 5
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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Kris Shah and Geraldine Shah are the trustees and beneficiaries of the Kris and Geraldine Shah Family Trust and have the power to direct the receipt of the proceeds from a sale of the shares owned by that trust.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.


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CUSIP NO.  537004 10 3              SCHEDULE 13G                     Page 5 of 5
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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      KRIS AND GERALDINE SHAH FAMILY TRUST


                                                 March 6, 2001
                                      -------------------------------------
                                                    (Date)

                                      By:        /s/ Kris Shah
                                          ---------------------------------
                                                   (Signature)

                                            Kris Shah, Trustee of the Kris
                                            and Geraldine Shah Family Trust
                                          ---------------------------------
                                                     (Name/Title)